EXHIBIT 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com

HERSHA HOSPITALITY ANNOUNCES FOURTH QUARTER RESULTS

-  Consolidated Hotel RevPAR Improved 8.8%    -
-  Average Daily Rate Increased 4.1%   -
-  Industry Leading Hotel EBITDA Margin of 39.3%  -
-  Hotel EBITDA Margin Expansion of 280 Basis Points  -

Philadelphia, PA, February 23, 2012 -- Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced results for the fourth quarter ended December 31, 2011.

Fourth Quarter 2011 Operating Results

For the quarter ended December 31, 2011, revenue per available room (“RevPAR”) for the Company's consolidated hotels, 52 hotels as of December 31, 2011, compared to 49 hotels as of December 31, 2010, was up 8.8% to $116.79, compared to $107.36 in the prior year period.  The Company’s average daily rate (“ADR”) for its consolidated hotels increased by 4.1% to $162.46, while occupancy for its consolidated hotels increased by 309 basis points to 71.89%.

Hotel EBITDA for the Company’s consolidated hotels grew approximately 26.1%, or $6.2 million, to $29.8 million for the quarter ended December 31, 2011 compared to the same period in 2010.  Hotel EBITDA margins expanded 280 basis points to 39.3% in the fourth quarter of 2011.

On a same-store basis (46 hotels), RevPAR for the Company’s consolidated hotels for the quarter ended December 31, 2011 was up 8.4% to $118.75, compared to $109.51 in the prior year period. ADR for the Company’s same-store consolidated hotels increased by 3.0% to $162.52, while occupancy for its same-store consolidated hotels increased by 368 basis points to 73.07%. Hotel EBITDA for the Company’s same-store consolidated hotels for the quarter ended December 31, 2011 increased approximately 15.6%, or $3.6 million, to $26.8 million compared to the quarter ended December 31, 2010.

Hotel EBITDA margins for the Company’s same-store consolidated hotels increased 260 basis points to 39.7% in the fourth quarter of 2011, compared to 37.1% in the fourth quarter of 2010.  The benefit of ADR-driven RevPAR growth was partially offset by the bankruptcy of American Airlines and the related bad debt expense charge taken at the Company’s two JFK hotels.  This bad debt expense impacted the Company’s total portfolio and same store margins by approximately 20 and 30 basis points, respectively, during the quarter.

Mr. Jay H. Shah, the Company’s Chief Executive Officer, stated, “In 2011 Hersha delivered solid performance as anticipated, with rate-driven RevPAR growth resulting in robust EBITDA margins.  We made tremendous progress on our strategy to evolve our portfolio into one with higher anticipated earnings power and growth prospects as we further increased our presence in urban gateway markets, as we entered Los Angeles and Miami while divesting a non-core portfolio.  Our current urban pure play portfolio consists of high quality, young hotels, with additional opportunity for improving metrics as it stabilizes further. We expect to drive RevPAR growth and margin expansion as we move through this lodging recovery.  Furthermore, our sound balance sheet with manageable maturities positions us well to concentrate on maximizing operational growth while pursuing attractive opportunities.”

New York City and Manhattan

The New York City consolidated hotel portfolio, which includes the five boroughs, consisted of 14 hotels as of December 31, 2011. For the fourth quarter of 2011, the Company’s same-store New York City consolidated hotel portfolio (13 hotels) recorded a 6.6% increase in RevPAR to $199.78 driven by a 3.8% increase in ADR to $221.77 and a 239 basis point increase in occupancy to 90.09%.  Hotel EBITDA margins grew 180 basis points to 47.0%, including the negative impact of the American Airlines bankruptcy discussed above.

The Manhattan consolidated hotel portfolio, consisted of 11 hotels as of December 31, 2011. For the fourth quarter of 2011, the Company’s same-store Manhattan consolidated hotel portfolio (10 hotels) recorded a 6.9% increase in RevPAR to $217.80 driven by a 5.2% increase in ADR to $238.14 and a 143 basis point increase in occupancy to 91.46%.  Hotel EBITDA margins grew 340 basis points to 50.0% due primarily to the ADR-driven growth and continued cost controls at the properties.

Fourth Quarter 2011 Financial Results

For the fourth quarter ended December 31, 2011, net loss applicable to common shareholders was $(2.8) million compared to $(8.8) million for the comparable quarter of 2010.  During the third quarter, the Company took a major step in executing its non-core disposition plan by entering into contracts to sell 18 assets in order to reposition the portfolio and recycle capital towards anticipated high growth urban gateway markets. Results presented in this release exclude these 18 assets as they are classified under discontinued operations.

Adjusted Funds from Operations (“AFFO”) in the fourth quarter increased by $4.6 million to $16.5 million, compared to $11.9 million in the fourth quarter of 2010.  AFFO per diluted common share and unit of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) was $0.09, compared to $0.07 for the same quarter of 2010.  The Company’s weighted average diluted common shares and OP Units outstanding was approximately 180.3 million in the fourth quarter of 2011, up from approximately 174.2 million in the comparable quarter of 2010.

An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measure, is included at the end of this release.

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 2

Full Year 2011 Financial and Operating Results

For the year ended December 31, 2011, net loss applicable to common shareholders was $(35.7) million, compared to a net loss of $(21.2) million for the comparable 2010 year.  This increase in loss was primarily due to impairment charges recorded on assets in our non-core portfolio.  AFFO increased by $19.4 million to $68.7 million, compared to $49.3 million for the full 2010 year.  AFFO per diluted common share and limited partnership unit was $0.38 compared to $0.34 for the 2010 year.

RevPAR for the Company's consolidated hotels, 53 hotels in 2011 compared to 51 hotels in 2010, was up 7.9% to $113.66 in 2011 compared to $105.31 in the prior year period.  The Company’s ADR increased by 6.7% to $154.01 and occupancy increased by 82 basis points to 73.80% from 72.98%.  Hotel EBITDA for the Company’s consolidated hotels was $109.1 million for the year ended December 31, 2011 compared to $88.3 million for the same period in 2010.  Hotel EBITDA margins improved 140 basis points year over year from 37.2% to 38.6%.

Financing

As of December 31, 2011, the Company had $51.0 million of borrowings on its $250.0 million secured credit facility, $51.9 million in cash and escrows. In 2012 the Company has $52.0 million of debt maturities.  Excluding borrowings under the Company’s secured credit facility, approximately 95.8% of the Company’s consolidated debt as of December 31, 2011 is fixed rate debt or effectively fixed through interest rate swaps and caps and has a weighted average interest rate of approximately 5.71%.  The weighted average life to maturity of total consolidated debt is approximately 5.2 years, excluding borrowings under the Company’s secured credit facility.

Subsequent Events

In February 2012, the Company closed on the previously announced sale of 14 of the 18 non-core assets.  The Company expects to complete the sale of the remaining four assets by the end of the first quarter, pending completion of the loan assumption process. The sales are part of an ongoing portfolio transformation as the Company recycles its capital into anticipated higher growth urban gateway markets.  The sale of the 14 assets generated net proceeds of $40.5 million, reduced the Company’s consolidated mortgage debt by $42.5 million and reduced its proportionate share of unconsolidated mortgage debt by $13.8 million.

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 3

Outlook for 2012

The Company is introducing its operating expectations for 2012 for its core portfolio as the Company continues to experience strong year over year trends.  Based on management’s current outlook, the Company is issuing the following operating expectations for 2012 as follows:

•	Total consolidated portfolio RevPAR growth for 2012 in the range of a 6.0% to 8.0% increase versus 2011.

•
Total consolidated portfolio Hotel EBITDA margins to remain consistent with 2011 Hotel EBITDA margins.  Total portfolio Hotel EBITDA margins are expected to be impacted by the addition of two new hotels in New York City, the Hyatt Union Square and the Hampton Inn Pearl Street and the commencement of operations at the Sheraton Wilmington South. Excluding these hotels the Company would anticipate improvement of 100 basis points to 125 basis points.

•	Same-store consolidated RevPAR growth for 2012 in the range of a 5.0% to 7.0% increase versus 2011.

•	Same-store consolidated Hotel EBITDA margin improvement of 75 basis points to 125 basis points.

Dividend

For the fourth quarter of 2011, the Company paid dividends of $0.06 per common share and OP Unit and $0.50 per Series A and Series B preferred share.

Fourth Quarter 2011 Earnings Release and Conference Call

The Company will host a conference call to discuss its financial results at 9:00 AM Eastern time on Friday, February 24, 2012.  A live webcast of the conference call will be available online on the Company’s website at www.hersha.com.  The conference call can be accessed by dialing (888) 428-9473 or (719) 325-2315 for international participants.  A replay of the call will be available from 12:00 noon Eastern time on February 24, 2012, through midnight Eastern time on March 9, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international participants.  The passcode for the call and the replay is 1533747.  A replay of the webcast will be available on the Company’s website for a limited time.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns 66 hotels in major markets including New York, Washington, Boston, Philadelphia, Los Angeles and Miami.  HT focuses on upscale and mid-priced hotels in urban gateway markets.

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 4

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements may include statements related to the Company’s ability to outperform, the ongoing recovery of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the completion of acquisitions under contract, the Company’s ability to identify and complete the acquisition of hotel properties in new markets, the Company’s ability to enter into contracts for and complete the disposition of non-core assets, the Company’s ability to complete the hotel redevelopment projects, the Company’s ability to increase margins, including Hotel EBITDA margins, and the Company’s operating expectations for the full 2012 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed by the Company with the Securities and Exchange Commission on or about February 24, 2012 and other documents filed by the Company with the Securities and Exchange Commission.

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 5

HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)

	December 31, 2011	December 31, 2010
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$1,340,876	$1,245,851
Investment in Unconsolidated Joint Ventures	38,839	35,561
Development Loans Receivable	35,747	41,653
Cash and Cash Equivalents	24,568	65,596
Escrow Deposits	27,321	17,384
Hotel Accounts Receivable, net of allowance for doubtful accounts of $495 and $31	11,353	9,611
Deferred Financing Costs, net of Accumulated Amortization of $9,138 and $5,852	9,023	10,204
Due from Related Parties	6,189	5,069
Intangible Assets, net of Accumulated Amortization of $1,357 and $1,084	8,013	7,934
Deposits on Hotel Acquisitions	19,500	5,500
Other Assets	15,651	12,914
Hotel Assets Held for Sale	93,829	-

Total Assets	$1,630,909	$1,457,277

Liabilities and Equity:
Line of Credit	$51,000	$46,000
Mortgages and Notes Payable, net of unamortized discount of $667 and $983	707,374	648,720
Accounts Payable, Accrued Expenses and Other Liabilities	31,140	28,601
Dividends and Distributions Payable	13,908	9,805
Due to Related Parties	2,932	939
Liabilities Related to Assets Held for Sale	61,758	-

Total Liabilities	868,112	734,065

Redeemable Noncontrolling Interests - Common Units	$14,955	$19,894

Equity:
Shareholders' Equity:
Preferred Shares: 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at December 31, 2011 and December 31, 2010	24	24
Preferred Shares: 8% Series B, $.01 Par Value, 4,600,000 shares authorized, 4,600,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $115,000) at December 31, 2011 and none issued and outstanding at December 31, 2010	46	-
Common Shares: Class A, $.01 Par Value, 300,000,000 Shares Authorized at December 31, 2011 and December 31, 2010, 169,969,973 and 169,205,638 Shares Issued and Outstanding at December 31, 2011 and December 31, 2010, respectively	1,699	1,692
Common Shares: Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(1,151)	(338)
Additional Paid-in Capital	1,041,027	918,215
Distributions in Excess of Net Income	(310,974)	(236,159)
Total Shareholders' Equity	730,671	683,434

Noncontrolling Interests:
Noncontrolling Interests - Common Units	16,864	19,410
Noncontrolling Interests - Consolidated Joint Ventures	307	474
Total Noncontrolling Interests	17,171	19,884

Total Equity	747,842	703,318

Total Liabilities and Equity	$1,630,909	$1,457,277

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 6

HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues:
Hotel Operating Revenues	$75,677	$64,544	$282,684	$237,176
Interest Income from Development Loans	617	1,087	3,427	4,686
Other Revenue	97	74	333	325
Total Revenues	76,391	65,705	286,444	242,187

Operating Expenses:
Hotel Operating Expenses	40,822	35,951	153,427	130,823
Hotel Ground Rent	185	256	877	941
Real Estate and Personal Property Taxes and Property Insurance	4,912	4,746	19,286	17,151
General and Administrative	4,453	3,517	10,950	10,230
Stock Based Compensation	2,825	2,624	7,590	6,649
Acquisition and Terminated Transaction Costs	479	52	2,742	4,802
Loss on Impairment of Assets	-	915	-	960
Depreciation and Amortization	13,090	12,068	50,718	44,223
Total Operating Expenses	66,766	60,129	245,590	215,779

Operating Income	9,625	5,576	40,854	26,408

Interest Income	94	99	457	168
Interest Expense	11,253	10,155	41,702	40,718
Other Expense	107	207	973	463
Loss on Debt Extinguishment	68	148	123	878
Loss before Income (Loss) from Unconsolidated Joint Venture Investments and Discontinued Operations	(1,709)	(4,835)	(1,487)	(15,483)

Unconsolidated Joint Ventures
Income (Loss) from Unconsolidated Joint Ventures	1,282	(337)	210	(1,751)
Impairment of Investment in Unconsolidated Joint Venture	-	-	(1,677)	-
Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	-	-	2,757	4,008
Income (Loss) from Unconsolidated Joint Venture Investments	1,282	(337)	1,290	2,257

Loss from Continuing Operations	(427)	(5,172)	(197)	(13,226)

Discontinued Operations
Gain (Loss) on Disposition of Hotel Properties	148	(13)	991	347
Impairment of Assets Held for Sale	-	(1,473)	(30,248)	(1,473)
Income (Loss) from Discontinued Operations	885	(1,516)	2,486	(2,850)
Income (Loss) from Discontinued Operations	1,033	(3,002)	(26,771)	(3,976)

Net Income (Loss)	606	(8,174)	(26,968)	(17,202)

Loss Allocated to Noncontrolling Interests	115	543	1,734	845
Preferred Distributions	(3,500)	(1,200)	(10,499)	(4,800)

Net Loss Applicable to Common Shareholders	$(2,779)	$(8,831)	$(35,733)	$(21,157)

Earnings per Share:
BASIC
Loss from Continuing Operations Applicable to Common Shareholders	$(0.02)	$(0.03)	$(0.06)	$(0.13)
Income (Loss) from Discontinued Operations	0.00	(0.02)	(0.15)	(0.03)

Net Loss Applicable to Common Shareholders	$(0.02)	$(0.05)	$(0.21)	$(0.16)

DILUTED
Loss from Continuing Operations Applicable to Common Shareholders	$(0.02)	$(0.03)	$(0.06)	$(0.13)
Income (Loss) from Discontinued Operations	0.00	(0.02)	(0.15)	(0.03)

Net Loss Applicable to Common Shareholders	$(0.02)	$(0.05)	$(0.21)	$(0.16)

Weighted Average Common Shares Outstanding:
Basic	169,010,448	161,600,788	168,753,382	134,370,172
Diluted	169,010,448	161,600,788	168,753,382	134,370,172

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 7

Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shareholders, includes loss from the impairment of certain depreciable assets, our investment in unconsolidated joint ventures and land, depreciation and amortization expenses, gains or losses on property sales, noncontrolling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.  We determined that the loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, was driven by a measurable decrease in the fair value of certain hotel properties and other assets as determined by our analysis of those assets in accordance with applicable GAAP.  As such, these impairments have been eliminated from net income (loss) to determine FFO.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 8

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

Certain amounts related to depreciation and amortization and depreciation and amortization from discontinued operations in the prior year FFO reconciliation have been recast to conform to the current year presentation.  In addition, based on guidance provided by NAREIT, we have eliminated loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, from net (income) loss to arrive at FFO in each year presented.  The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 9

HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net loss applicable to common shares	$(2,779)	$(8,831)	$(35,733)	$(21,157)
Loss allocated to noncontrolling interest	(115)	(543)	(1,734)	(845)
(Income) loss from unconsolidated joint ventures	(1,282)	337	(1,290)	(2,257)
(Gain) loss on disposition of hotel properties	(148)	13	(991)	(347)
Loss from impairment of depreciable assets	-	2,388	30,248	2,433
Depreciation and amortization	13,090	12,068	50,718	44,223
Depreciation and amortization from discontinued operations	131	1,879	4,986	7,876
FFO allocated to noncontrolling interests in consolidated joint ventures	(92)	74	147	(307)
Funds from consolidated hotel operations applicable to common shares and Partnership units	8,805	7,385	46,351	29,619

Income (loss) from unconsolidated joint venture investments	1,282	(337)	1,290	2,257
Less:
Gain from remeasurement of investment in unconsolidated joint ventures	-	-	(2,757)	(4,008)
Add:
Impairment of investment in unconsolidated joint ventures	-	-	1,677	-
Depreciation and amortization of purchase price in excess of historical cost	336	508	1,965	2,033
Interest in depreciation and amortization of unconsolidated joint ventures	1,481	716	5,905	3,905
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	3,099	887	8,080	4,187

Funds from Operations applicable to common shares and Partnership units	11,904	8,272	54,431	33,806

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	92	(74)	(147)	307
Non-cash stock compensation expense	2,825	2,624	7,590	6,649
Acquisition and terminated transaction costs	479	52	2,742	4,802
Amortization of deferred financing costs	1,028	747	3,535	2,381
Amortization of discounts and premiums	50	54	206	216
Deferred financing costs written off in debt extinguishment	68	148	123	878
Straight-line amortization of ground lease expense	46	65	230	261

Adjusted Funds from Operations	$16,492	$11,888	$68,710	$49,300

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.09	$0.07	$0.38	$0.34

Diluted Weighted Average Common Shares and Units Outstanding	180,267,134	174,192,081	181,090,322	146,656,308

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 10

Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net loss applicable to common shares	$(2,779)	$(8,831)	$(35,733)	$(21,157)
Less:
(Income) loss from unconsolidated joint ventures	(1,282)	337	(1,290)	(2,257)
(Gain) loss on disposition of hotel properties	(148)	13	(991)	(347)
Interest income	(94)	(99)	(457)	(168)
Add:
Loss allocated to noncontrolling interest	(115)	(543)	(1,734)	(845)
Loss from impairment of assets	-	2,388	30,248	2,433
Distributions to Preferred Shareholders	3,500	1,200	10,499	4,800
Interest expense from continuing operations	11,253	10,155	41,702	40,718
Interest expense from discontinued operations	1,137	1,200	4,562	5,150
Deferred financing costs written off in debt extinguishment	68	148	123	878
Depreciation and amortization from continuing operations	13,090	12,068	50,718	44,223
Depreciation and amortization from discontinued operations	131	1,879	4,986	7,876
Acquisition and terminated transaction costs	479	52	2,742	4,802
Non-cash stock compensation expense	2,825	2,624	7,590	6,649
Straight-line amortization of ground lease expense	46	65	230	261

Adjusted EBITDA from consolidated hotel operations	28,111	22,656	113,195	93,016

Income (loss) from unconsolidated joint venture investments	1,282	(337)	1,290	2,257
Less:
Gain on remeasurement of investment in unconsolidated joint ventures	-	-	(2,757)	(4,008)
Add:
Impairment of investment in unconsolidated joint ventures	-	-	1,677	-
Depreciation and amortization of purchase price in excess of historical cost	336	508	1,965	2,033
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	4,544	3,414	17,599	14,951

Adjusted EBITDA from unconsolidated joint venture operations	6,162	3,585	19,774	15,233

Adjusted EBITDA	$34,273	$26,241	$132,969	$108,249

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 11

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.

Contact:
Ashish Parikh, CFO

Ph: (215) 238-1046

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page | 12